ALOPEXX, INC. S-1/A

Exhibit 10.8

**Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K and certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted. **

COLLABORATION AND LICENSE AGREEMENT

(Human Vaccine)

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) dated as of September 05, 2024 (the “Effective Date”) is entered into by and between Alopexx, Inc., a Delaware corporation, having a principal place of business at 186 Alewife Brook Parkway #1068, Cambridge, Massachusetts 02138 USA (together with its Affiliates, subsidiaries, successors and permitted assigns, “Alopexx”), and Biotech Consortia, Inc., a Bahamas international business company, having a registered office address at Trident Trust Company (Bahamas) Ltd, 1st Floor, Building A, Caves Corporate Center, Blake Road and West Bay Street, PO Box N-3944, Nassau, Bahamas (together with its Affiliates, subsidiaries, successors and permitted assigns, “BCI”). BCI and Alopexx may be referred to each individually as a “Party” or together collectively as the “Parties.”

BACKGROUND

WHEREAS, Alopexx is a clinical-stage biotechnology company aimed at reducing reliance on antibiotics through use of its unique broad-spectrum immune approach to prevent microbial infections, including through its proprietary immune therapeutics;

WHEREAS, BCI is an international business company making a capital investment in Alopexx in addition to and apart from this Agreement;

WHEREAS, BCI is an Affiliate of Bharat Biotech International Limited (BBIL);

WHEREAS, BCI has other Affiliates engaged in drug discovery, drug development, manufacturing, and commercialization of biotherapeutics and pharmaceuticals;

WHEREAS, Alopexx has certain proprietary rights regarding prophylactic and therapeutic vaccines in and to its anti-PNAG (poly N-acetyl glucosamine) components for the diagnosis, prevention, and treatment of disease in humans; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Alopexx is willing to grant BCI certain exclusive rights to co-develop, manufacture, and commercialize certain products under those Alopexx rights.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following words shall have the following meanings:

1.1.          “Adverse Event” means any untoward medical occurrence in a patient who is administered the Product, whether or not considered related to the Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of the Product.

Page 1	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

1.2.          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For purposes of this definition only, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means direct or indirect ownership of fifty percent (50%) or more, including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, or the power to direct the management of such Person.

1.3.          “Applicable Laws” means any national, supranational, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of any Governmental Authority, Regulatory Authority, national securities exchanges or securities listing organizations, that are in effect from time to time during the Term and apply to a particular activity hereunder.

1.4.          “Alopexx Development Activities” means all Development activities to be conducted by or on behalf of Alopexx as specified in the Development Plan pursuant to this Agreement.

1.5.          “Alopexx Patent Rights” means all Patent Rights, but excluding Joint Program Patent Rights, that are (a) Controlled by Alopexx or its Affiliates as of the Effective Date and are set forth on Schedule 1.5, (b) conceived or reduced to practice by Alopexx or its Affiliates in the conduct of the Alopexx Development Activities pursuant to the Development Plan or otherwise pursuant to this Agreement, or (c) conceived or reduced to practice by Alopexx or its Affiliates outside of this Agreement during the Term, in each case of (a), (b), and (c) to the extent necessary or useful for the research, Development, Manufacture, or Commercialization of the Product in the Field in the Territory.

1.6.          “Alopexx Technology” means any Technology, but excluding Joint Program Technology, that is (a) Controlled by Alopexx or its Affiliates as of the Effective Date, (b) discovered, developed, made, created, or reduced to practice by Alopexx or its Affiliates in the conduct of the Alopexx Development Activities pursuant to the Development Plan or otherwise pursuant to this Agreement, or (c) discovered, developed, made, created or reduced to practice by Alopexx or its Affiliates outside of this Agreement during the Term, in each case of (a), (b), and (c) to the extent necessary or useful for the research, Development, Manufacture, or Commercialization of the Product in the Field in the Territory.

1.7.          “BCI Development Activities” means all Development activities to be conducted by or on behalf of BCI as specified in the Development Plan pursuant to this Agreement.

1.8.           “BCI Patent Rights” means all Patent Rights, but excluding Joint Program Patent Rights, that are (a) conceived or reduced to practice by or on behalf of BCI or its Affiliates in the conduct of the BCI Development Activities pursuant to the Development Plan, or (b) conceived or reduced to practice by BCI or its Affiliates outside of this Agreement during the Term, in each case of (a) and (b) to the extent necessary or useful for the research, Development, Manufacture, or Commercialization of the Product in the Territory.

Page 2	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

1.9.          “BCI Technology” means all Technology, but excluding Joint Program Technology, that is (a) discovered, developed, made, created or reduced to practice by BCI or its Affiliates in the conduct of the BCI Development Activities pursuant to the Development Plan, or (b) discovered, developed, made, created, or reduced to practice by or on behalf of BCI or its Affiliates outside of this Agreement during the Term, in each case of (a) and (b) to the extent necessary or useful for the research, Development, Manufacture, or Commercialization of the Product in the Territory.

1.10.        “BLA” or “NDA,” as the case may be, means either a Biologics License Application or New Drug Application filed with the FDA to obtain Marketing Authorization for a Product in the United States, as defined in the FDCA and regulations promulgated thereunder, or any comparable application filed with the applicable Regulatory Authority in or for a country or jurisdiction other than the United States.

1.11.        “Business Day” means any day other than Saturday, Sunday, or any day that banks are authorized or required to be closed in New York, New York or in Nassau, Bahamas.

1.12.        “BWH” means The Brigham and Women’s Hospital, Inc.

1.13.        “BWH ELA” means that certain Exclusive Patent License Agreement between BWH and Alopexx (as legal successor in interest) dated as of March 2, 2012, as amended by that certain (a) Amendment No. 1 to Exclusive License Agreement dated as of April 29, 2019, (b) Assignment and Assumption Agreement dated as of May 6, 2019, and (c) Amendment No. 2 to the Exclusive Patent License Agreement dated as of February 2, 2022, respectively.

1.14.        “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31, respectively, except that the first Calendar Quarter will commence on the Effective Date and the last Calendar Quarter will end upon the end of the Term.

1.15.        “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31, except that the first Calendar Year will commence on the Effective Date and the last Calendar Year will end upon the end of the Term.

1.16.        “Claims” means all demands, claims and liabilities (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, legal costs, or other expenses of any nature whatsoever, and all costs and expenses (including legal costs) incurred in connection therewith.

1.17.        “Clinical Data” means any and all data (together with all Clinical Trial reports and the results of analyses thereof) derived or generated from any preclinical studies or any Clinical Trial involving the Product conducted by or on behalf of a Party or from the testing of subjects or the analysis of samples used in any such Clinical Trial.

1.18.        “Clinical Trial” means any research study of a therapeutic product with human subjects designed to provide specific data to determine either or both the safety and efficacy of such product. “Clinical Trial” includes any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, respectively.

1.19.        “Clinical Trial Materials” means clinical testing materials, including clinical supplies of the Product in appropriate containers, for use in Clinical Trials.

Page 3	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

1.20.        “CMA” means a Conditional Marketing Authorization granted by the EMA.

1.21.        “CMC Technology” means any Technology that relates to chemistry, manufacture, and control for the Product.

1.22.        “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of the Product in the Territory, including: (a) activities directed to marketing, promoting, detailing, warehousing, distributing, importing, exporting, selling, and offering to sell the Product; (b) conducting post-registration efficacy and/or safety Clinical Trials with respect to the Product; (c) interacting with Regulatory Authorities regarding the foregoing; (d) seeking pricing approvals and reimbursement approvals (as applicable) for the Product; and (e) conducting such other post-registration Clinical Trials, including health-economic outcomes research, real-world evidence studies, or investigator-initiated studies. When used as a verb, to “Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.23.        “Commercialization Plan” means a written plan for the Commercialization of the Product in the Territory during each annual (or other mutually agreed) period beginning in the Calendar Year in which the First Commercial Sale of the Product occurs anywhere in the Territory, as such written plan may be amended, modified, or updated by BCI from time to time, and which written plan shall contain, among other things: (a) Commercialization objectives for the Product in the Territory and (b) a projected timeline for achieving such objectives.

1.24.        “Commercially Reasonable Efforts” means, with respect to the conduct by a Party of its activities and obligations under this Agreement, including as it relates to the Development, Manufacture, or Commercialization of the Product in and for the Territory, the performance of such obligations or tasks by such Party, using a level of effort consistent with the exercise of good faith, diligent efforts, and prudent scientific and business judgment commonly used by a biopharmaceutical company of similar size and resources in the development, manufacture, or commercialization of biologics and products of comparable market potential as the Product, taking into account all relevant factors, including as applicable, the stage of development, efficacy, and safety relative to competitive products in the marketplace, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the cost and likelihood of obtaining all Regulatory Approvals, and actual or projected profitability. For clarity and the avoidance of doubt, Commercially Reasonable Efforts shall be determined on a market-by-market basis for the Product, and it is anticipated that the level of efforts and resources may be different for different markets and may change over time, reflecting changes in the status of the Product.

1.25.        “Confidential Information” means all (a) documents and information provided by or on behalf of one Party to the other Party in connection with or in furtherance of this Agreement, including at any meeting of the JSC, (b) the terms of this Agreement, and (c) all Alopexx Technology (including Alopexx trade secrets), Alopexx Patent Rights, BCI Technology, BCI Patent Rights, Joint Program Technology, Joint Program Patent Rights, and Joint Program Materials that are disclosed or provided by or on behalf of a Party to the other Party, or to any of its employees, consultants, other duly authorized agents, or Affiliates during the Term.

Page 4	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

1.26.        “Control” or “Controlled” means, with respect to Patent Rights or Technology, the possession by a Party of the right to grant a license or sublicense to such Patent Rights or Technology without the payment of consideration to, or violating the terms of any agreement or arrangement with, any third party (including in the case of Alopexx without violating the terms of the BWH ELA), and without violating any Applicable Laws. For clarity and the avoidance of doubt, neither a Party nor any of its Affiliates shall be deemed to Control any Patent Rights or Technology by virtue of the rights granted by the other Party under this Agreement.

1.27.        “Cover” or “Covered” means, with respect to the Product, that the Manufacture, use, offer for sale, sale, or import of the Product in a particular country by an unlicensed third party would infringe a Valid Claim.

1.28.        “CTA” means a Clinical Trial application or any successor application or procedure required to initiate clinical testing of the Product in humans in the Territory, and all supplements and amendments to any of the foregoing.

1.29.        “Data” means, all results, data, and analyses thereof, including non-clinical data and Clinical Data.

1.30.        “Development” or “Develop” means with respect to the Product and in accordance with the Development Plan, any and all activities directed to (a) research, non-clinical and pre-clinical studies, and IND-enabling studies, (b) clinical drug development activities that are undertaken with respect to the Product up through and including the date any Clinical Trials are completed, and (c) the preparation, filing, and obtaining of INDs and Marketing Authorizations and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity and the avoidance of doubt, “Development” shall exclude any Commercialization activities.

1.31.        “Development Activities” means the Alopexx Development Activities and the BCI Development Activities, as the case may be.

1.32.        “Development Plan” means a written plan for the Development of the Product by Alopexx and BCI, in and for the Territory, for a Calendar Year or longer period, as such written plan may be amended, modified, or updated by the Parties from time to time, and which written plan shall contain, among other things: (a) the Development objectives for the Product and the Development Activities to be performed by each Party for the Product in the Field in the Territory; (b) the regulatory activities to be conducted by each Party in the Territory; and (c) a projected timeline for such activities or to reach certain clinical milestones in the Territory or specific countries within the Territory, as applicable.

1.33.        “Drug Approval Application” means in any country in the Territory, an application for Marketing Authorization for a Product in such country, including: (a) in the United States, a BLA, NDA, or EUA; (b) in the European Union, a MAA or CMA; (c) in any other country or jurisdiction in the Territory, a counterpart of a BLA, NDA, EUA, MAA, or CMA in such country; and (d) all renewals, supplements and amendments to any of the foregoing.

1.34.        “EMA” means the European Medicines Agency or any successor agency or authority thereto.

Page 5	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

1.35.        “EUA” means Emergency Use Authorization, as defined in the FDCA and regulations promulgated thereunder, or similar request, application, authorization or procedure, or any successor request, application, authorization or procedure required or initially utilized to sell the Product in the Field in the Territory.

1.36.        “European Union” means the economic, political, and scientific organization of member states known as the European Union, as its membership may be altered from time to time, or any successor thereto, and including, for purposes of this Agreement, the United Kingdom.

1.37.        “FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto.

1.38.        “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.39.        “Field” means three (3) target indications for human disease groups in relation to prophylactic and therapeutic vaccines, as follows: (a) the prevention of infections caused by Streptococcus pneumoniae; and (b) following the Effective Date during the Term, two (2) additional target indications for disease groups nominated in writing by BCI and agreed to in writing by Alopexx.

1.40.        “First Commercial Sale” means with respect to the Product in any country in the Territory, the date of the first sale, transfer or disposition to an end user by a Party, its Affiliate or Sublicensee for value in that country after Marketing Authorization for the Product has been received in such country; provided that the following shall not constitute a First Commercial Sale: (a) any sale of the Product by a Party, its Affiliate, or its Sublicensee to another Affiliate or Sublicensee of such Party; (b) any sale, transfer, or disposition of the Product for research, preclinical, clinical, Development, or regulatory purposes (including for use in Clinical Trials or pre-clinical studies); or (c) the sale, transfer, or other disposition of the Product for a bona fide charitable purpose, including so-called “treatment IND sales,” “named patient sales,” “expanded access program,” or “compassionate use sales,” or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry or which is reasonably proportional to the market for the Product).

1.41.        “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by such Party of any of its obligations under this Agreement, including by reason of any act of God, flood, fire, explosion, earthquake, casualty, accident, or pandemic, or war, revolution, civil commotion, act of terrorism, blockage, or embargo, labor dispute (other than involving a Party), or any injunction, law, order, proclamation, regulation, ordinance, demand, or requirement of any Governmental Authority or of any subdivision, authority, or representative of any such Governmental Authority.

1.42.        “GAAP” means United States generally accepted accounting principles applied on a consistent basis.

1.43.        “Governmental Authority” means any supranational, national, federal, state, local, municipal, provincial, or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

Page 6	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

1.44.        “IND” means (a) an Investigational New Drug Application as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a product in humans in the United States; (b) an equivalent of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.45.        “Joint Program Materials” means any tangible chemical, biological, or physical materials that are collected, conceived, generated, developed, or reduced to practice jointly by or on behalf of Alopexx or its Affiliates’ personnel, on the one hand, and BCI or its Affiliates’ personnel, on the other hand, in the conduct of the Development Activities pursuant to the Development Plan.

1.46.        “Joint Program Patent Rights” means any Patent Rights that contain one or more claims to the Joint Program Technology or Joint Program Materials.

1.47.        “Joint Program Technology” means any (a) Technology that is conceived or first reduced to practice (actually or constructively), whether or not patentable, jointly by or on behalf of Alopexx or its Affiliates’ personnel, on the one hand, and BCI or its Affiliates’ personnel, on the other hand (including any Subcontractors, Sublicensees, or consultants to Alopexx or BCI) in the conduct of or otherwise in connection with the performance of Development Activities pursuant to the Development Plan.

1.48.        “MAA” means a Marketing Authorization Application filed with the EMA.

1.49.        “Manufacture” means any or all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, release, shipping, holding, conduct of Manufacture Process Development, stability testing, quality assurance, and quality control of the Product. When used as a verb, “Manufacturing” means to engage in Manufacture and “Manufactured” has a corresponding meaning.

1.50.        “Manufacture Process Development” means the process development, process qualification, and validation and scale-up of the process to manufacture the Product and analytic development and product characterization with respect thereto.

1.51.        “Marketing Authorization” means the Regulatory Approval issued in respect of a Drug Approval Application filed by a Party or any of its Affiliates or Sublicensees that allows the marketing and sale of the Product for use in the Field in a country or region in the Territory.

1.52.        “Net Sales” shall mean the amount invoiced or otherwise billed by BCI or its Affiliate or Permitted Sublicensees for sales or other commercial disposition of a Product to a third-party purchaser, less the following normal and customary amounts to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (a) discounts, including cash, quantity, and trade discounts, price reduction programs, retroactive price adjustments with respect to sales of a Product, charge-back payments and rebates granted to managed health care organizations or to federal, state, and local governments (or their respective agencies, purchasers, and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (b) credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods; (c) freight, postage, shipping, and insurance charges actually allowed or paid for delivery of Products, to the extent billed; (d) customs duties, surcharges, and other governmental charges incurred in connection with the exportation or importation of a Product; (e) bad debts relating to sales of Products that are actually written off by BCI in accordance with GAAP, during the applicable royalty calculation period; and (f) taxes, duties, or other governmental charges levied on, absorbed or otherwise imposed on sale of Products, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with GAAP. A sale of a Product is deemed to occur upon invoicing. In the event that BCI, after reasonable efforts, cannot calculate accurately the Net Sales of a Permitted Sublicensee in a particular country, the Parties shall meet and negotiate in good faith an appropriate means for calculating Net Sales in such a situation.

Page 7	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

For sake of clarity and avoidance of doubt, sales by BCI, its Affiliates, or Permitted Sublicensees of a Product to a third-party distributor of such Product in a given country shall be considered a sale to a third-party customer. Any Products used (but not sold for consideration) for promotional or advertising purposes or used for clinical or other research purposes shall not be considered in determining Net Sales hereunder.

In the event the Parties mutually agree to include a Product in combination with other components, devices, ingredients, materials, or products that are capable of being sold separately and are not subject to royalties under this Agreement, the Parties shall meet and negotiate in good faith an appropriate means for calculating Net Sales for royalty purposes in such a situation by determining a mutually agreeable calculation formula most equitable in nature.

1.53.        “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention, and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations, and extensions thereof, and all foreign counterparts of any of the foregoing, and also including any and all utility models and registered designs.

1.54.        “Permits” means all necessary consents, approvals, and authorizations of all Governmental Authorities, Regulatory Authorities, or other Persons in connection with the Development, Manufacture, or Commercialization of the Product in each country and region of the applicable Territory.

1.55.        “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or similar entity or organization, in whatever country that entity or organization may be organized, including a government or political subdivision, department, or agency of a government.

Page 8	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

1.56.        “Phase 1 Clinical Trial” means a human clinical trial for a product in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a).

1.57.        “Phase 2 Clinical Trial” means a human clinical trial conducted in any country that would satisfy the requirements of 21 C.F.R. § 312.21(b) and is intended to explore one or more doses, dose responses, and duration of effect, and to generate initial evidence of clinical activity and safety, for a product in the target patient population.

1.58.        “Phase 3 Clinical Trial” means a clinical trial in an extended human patient population designed to obtain data determining efficacy and safety of a product to support Marketing Authorization in the proposed therapeutic indication, as more fully defined in 21 C.F.R. § 312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.59.        “Product” means any vaccine either prophylactic or therapeutic in nature in any form incorporating Alopexx’s anti-PNAG (poly N-acetyl glucosamine) approaches or related technologies, including Alopexx Patent Rights and Alopexx Technology that may be Commercialized (including related manufacturing and use) by BCI or its Affiliates for use in the Field in the Territory.

1.60.        “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, registration, or authorization (including, for clarity and the avoidance of doubt, an EUA, CMA, or any equivalent authorization granted in any country or region in the Territory, as applicable) of any Regulatory Authority required for the Manufacture, use, storage, transport, or Commercialization of the Product for use in the Field in such country or region of the Territory.

1.61.        “Regulatory Authority” means any national, supranational, regional, state, or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, Manufacture, production, use, storage, transport, clinical testing, pricing, sale, or reimbursement of the Product in the Territory.

1.62.        “Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, Permits, notifications, authorizations (or waivers), and approvals (including all Regulatory Approvals) and all correspondence submitted to or received from any Regulatory Authority (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect to Clinical Trials or studies, or the Development, Manufacture or Commercialization of the Product, and all Data contained in any of the foregoing made to or received from any Regulatory Authority in a given country, including BLAs, NDAs, MAAs, and INDs, regulatory drug lists, advertising and promotion documents, Manufacturing data, drug master files, Clinical Data, Adverse Event files, and complaint files.

1.63.        “Senior Executives” means, with respect to Alopexx, Daniel R. Vlock, MD, Chief Executive Officer of Alopexx, and with respect to BCI, Dr. Raches Ella, Consultant, for BCI.

1.64.        “Serious Adverse Event” means any Adverse Event that results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, or is a congenital anomaly/birth defect, as defined more fully in 21 C.F.R. § 312.32.

Page 9	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

1.65.        “Significant Development Event” means any of the following material Development events: (a) any material interaction and/or written correspondence between a Party or any of its Affiliates and any Regulatory Authority with respect to the Product; or (b) any material event or result with respect to any Clinical Trial involving the Product.

1.66.        “Subcontractor” means any Person (including Affiliates of the applicable Party) that enters a contract as permitted by this Agreement, either directly by a Party or indirectly by any other Subcontractor.

1.67.        “Sublicensee” means any Person (including Affiliates of the applicable Party) that is granted a sublicense as permitted by this Agreement (or an option to take such a sublicense), either directly by a Party or indirectly by any other Sublicensee.

1.68.        “Technology” means, collectively, data, results, technology, inventions, discoveries, improvements, trade secrets, and proprietary methods, whether or not patentable and in any tangible or intangible form, including: (a) methods of manufacture or use of, and structural and functional information pertaining to, biologics;(b) compositions of matter, data, formulations, processes, techniques, know-how, and results; and (c) unregistered design rights, copyright, database rights, rights in respect of confidential information, rights under data exclusivity laws, rights under orphan drug laws, rights under unfair competition laws, property rights in biological or chemical materials, extension of the terms of any such rights, applications for and the right to apply any of the foregoing registered property and rights, and similar or analogous rights. For clarity and the avoidance of doubt, Technology excludes Patent Rights.

1.69.        “Territory” means the following countries, according to World Bank (WB) Group country classifications by income level for FY25 (i.e., July 1, 2024-June 30, 2025): (a) All countries classified as “low income” countries by WB; (b) all countries classified as “lower middle income” countries by WB; (c) only those countries classified as “upper middle income” countries as the Parties may mutually agree in writing, but in any event not including (i) China or (ii) any countries in the European Union (EU) or European Economic Area (EEA) regulated by the EMA even if classified by WB within subsections (a), (b), or (c) above. For clarity and the avoidance of doubt, the Territory shall not mean, nor shall it include (A) Any countries classified as “upper middle income” countries not mutually agreed in writing by the Parties to be part of the Territory; (B) China; (C) any countries in the EU or EEA regulated by the EMA; (D) any countries classified as “high income” countries by WB, or (E) any other countries of the world not expressly made part of the Territory. For further clarity and the avoidance of doubt, the Territory shall not mean, nor shall it include the United States, Canada, the United Kingdom (UK), Switzerland, China, Japan, Australia, and New Zealand. Countries (x) within the Territory and (y) eligible to be added to the Territory by mutual written agreement between the Parties, as well as (z) certain countries excluded from the Territory, are set forth in Schedule 1.69.

1.70.        “Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs and combinations thereof, in each case that are used by Alopexx or BCI, respectively.

Page 10	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

1.71.        “United States” or “US” means the United States of America, its territories and possessions.

1.72.        “US$” means the lawful currency of the United States.

1.73.        “Valid Claim” means any claim of a pending patent application or an issued (or granted) and unexpired patent that (a) has not been finally cancelled, withdrawn, abandoned, or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through terminal disclaimer or otherwise, (d) is not lost through an interference proceeding, or foreign equivalent, that is unappealable or unappealed within the time allowed for appeal, and (e) in the case of a claim in a pending patent application, has been pending for not more than seven (7) years after the date of filing of the earliest patent application claiming priority with respect to such claim.

1.74.        Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section

Alopexx	Preamble
Alopexx Indemnitees	13.1
Alopexx Indemnity Claim	13.1
BCI	Preamble
BCI Indemnitees	13.2
BCI Indemnity Claim	13.2
Damages Payment	13.7
Development Supply Agreement	7.1
Disclosing Party	11.1
Dispute	14.6
Indemnified Party	13.3
Indemnifying Party	13.3
Indemnity Claim	13.3
JSC	2.1
Losses	13.1
MCA	11.5
Other Party	12.2
Parties	Preamble
Party	Preamble
Public Statement	11.2
Receiving Party	11.1
Reporting Party	6.7
Retention Period	8.9
SEC	11.1(c)
Term	12.1

Page 11	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

ARTICLE II

GOVERNANCE

2.1.           Joint Steering Committee. Within three (3) months after the Effective Date, the Parties shall establish a joint steering committee (“JSC”) to facilitate the Development and Commercialization of the Product by BCI and Alopexx pursuant to this Agreement. Each of BCI and Alopexx agree to keep the JSC reasonably informed of its progress and activities under this Agreement, including pursuant to Section 2.9.

2.2.           Composition. The JSC shall be comprised up to two (2) representatives designated by Alopexx and up to two (2) representatives designated by BCI. Each Party’s representatives will be senior personnel who possess a thorough understanding of the scientific and business issues relevant to this Agreement to enable such person to make decisions on behalf of such Party with respect to the issues falling within the jurisdiction of the JSC. Subject to the foregoing sentence, each Party may from time to time substitute its representatives on the JSC, in its sole discretion, effective upon written notice to the other Party of such change. A secretary shall be appointed on an annual rotating basis by either Alopexx or BCI, with Alopexx designating the first secretary.

2.3.           Functions and Powers of the JSC. The JSC shall have and perform the following responsibilities:

(a)            oversee the conduct of the Development Activities and the implementation and execution of the Development Plan for each target indication;

(b)            receive and act on nominations from BCI for the second (2nd) and third (3rd) target indications to become part of the Field;

(c)             review and approve the Development Plan for each target indication and all amendments thereto;

(d)            review and discuss the overall performance of Development Activities by the Parties and comparing same to the diligence obligations set forth in Section 4.3;

(e)            review reports delivered to the JSC in accordance with this Agreement;

(f)             review or ensure the exchange of all Technology, proprietary materials, reports, or other information submitted to each Party or the JSC pursuant to this Agreement;

(g)            resolve in amicable fashion any dispute with respect to rights and obligations of the Parties under this Agreement;

(h)            establish subcommittees, direct and oversee any subcommittee on all significant issues, and resolve disputed matters that may arise at the subcommittees; and

(i)              perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement, or as mutually determined by the Parties in writing.

2.4.          Meetings. The JSC shall establish a schedule of times for regular meetings. Special meetings may be convened by any member of the JSC upon not less than thirty (30) days’ written notice to the other members of the JSC. Until the First Commercial Sale of the Product in the Territory, the JSC will meet twice annually. The JSC may conduct such meetings by telephone or audio, videoconference, or in person as determined by the Parties. Meetings of the JSC are effective only if at least one (1) representative of each Party participates in such meeting; provided, in the event of exigent circumstances, a Party may designate a substitute member to temporarily attend and perform the functions of such Party’s designee(s) at any meeting of the JSC, which shall constitute participation in such meeting for purposes of this Section 2.4. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that such attendees shall be bound by confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.

Page 12	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

2.5.           Minutes. The secretary shall have responsibility for preparing, circulating and finalizing the agenda for and minutes from each JSC meeting. Minutes shall be circulated to each Party within one (1) week after each meeting of the JSC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions and decisions approved by the JSC and a list of any issues. Such minutes shall be effective only after approval by both Parties in writing. With the sole exception of specific items of the meeting minutes to which the members cannot agree and that may not be resolved as provided in Section 2.7, definitive minutes of all JSC meetings shall be finalized no later than two (2) weeks after the meeting to which the minutes pertain. If, at any time during the preparation and finalization of the JSC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process set forth in Section 2.7. The decision resulting from the escalation process shall be recorded by the secretary in amended finalized minutes for such meeting.

2.6.           Subcommittees. The JSC may establish and disband subcommittees as deemed necessary by the JSC. Each such subcommittee will consist of an equal number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party may change its representatives on any subcommittee upon written notice to the other Party or send a substitute representative to any subcommittee meeting. Each Party’s representatives and any substitute for a representative shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Except as expressly provided in this Agreement, no subcommittee has the authority to bind the Parties hereunder and each subcommittee will report and be subordinate to the JSC. If a dispute arises that cannot be resolved by a subcommittee, such dispute shall be referred to the JSC for resolution.

2.7.           Decisions.

(a)            The JSC will act by consensus, with the representatives of each Party having, collectively, one (1) vote on behalf of that Party. The Parties shall cause their respective representatives on the JSC to use their good faith efforts to amicably resolve all matters appropriately presented to them in an expeditious manner.

(b)            If the JSC is deadlocked on a decision within its purview and cannot come to a mutual agreement on such decision within ten (10) days after the matter has been brought to the JSC’s attention, it shall be escalated to the Senior Executives for amicable resolution. If consensus cannot be reached by the Senior Executives within ten (10) days after referral to the Senior Executives by the JSC, then the Parties will resolve such dispute by virtue of ultimate decision-making authority on the part of (i) Alopexx with respect to all Development matters and (ii) BCI with respect to all Commercialization matters, respectively. For clarity and the avoidance of doubt, notwithstanding anything to the contrary elsewhere in this Agreement, the process for resolution of disputes pursuant to Section 14.6 (regarding Resolution of Disputes) shall not apply with respect to Development matters and Commercialization matters, respectively, which matters shall be resolved solely as provided for in relation to ultimate decision-making authority on the part of respective Parties pursuant to this Section 2.7.

Page 13	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

2.8.           Scope of JSC Authority. The JSC and any subcommittees have only the powers assigned expressly to it in this Article II and elsewhere in this Agreement, and do not have any power to amend, modify, or waive compliance with this Agreement. Subject to the foregoing, each Party will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any determination made by the JSC in accordance with this Agreement, and no Party will assert or attempt to assert that any action taken by the JSC that is within such scope of authority granted to the JSC under this Agreement is invalid or not binding on such Party. Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers, or discretion in the JSC or subcommittee unless expressly provided for in this Agreement or the Parties expressly so agree in writing.

2.9.           Reports. At each regularly scheduled meeting of the JSC, each Party will provide to the JSC a progress update on such Party’s activities under the Development Plan or Commercialization Plan, as applicable. Such progress update can take the form of a PowerPoint presentation. Each Party will endeavor to provide a copy of any such PowerPoint presentation to the JSC at least two (2) Business Days prior to the meeting of the JSC at which such presentation will be made. Such presentation will include a summary of the Development or Commercialization activities conducted by such Party pursuant to the Development Plan or Commercialization Plan, as applicable, since the prior meeting of the JSC.

2.10.        Expenses. Each Party shall bear its own costs associated with its participation in the JSC or any subcommittee, including but not limited to the costs of travel and expenses directly associated with participation in the JSC or any subcommittee.

ARTICLE III

GRANT OF RIGHTS

3.1           License Grants to BCI. Subject to the provisions of this Agreement, Alopexx hereby grants to BCI:

(a)           an exclusive (even as to Alopexx), irrevocable (subject to the provisions of Sections 12.4 and 12.5, respectively) royalty-bearing, sublicensable license under the Alopexx Patent Rights and Alopexx Technology, to use, research, Develop (including to conduct the BCI Development Activities assigned to BCI in the Development Plan), Manufacture, and Commercialize the Product in the Field in and for the Territory; and

(b)           an exclusive (even as to Alopexx), irrevocable (subject to the provisions of Sections 12.4 and 12.5, respectively) royalty-bearing, sublicensable license, under Alopexx’s rights in the Joint Program Patent Rights and Joint Program Technology, to use, research, Develop (including to conduct the BCI Development Activities assigned to BCI in the Development Plan), Manufacture, and Commercialize the Product in the Field in and for the Territory.

Page 14	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

3.2             License Grant to Alopexx. Subject to the provisions of this Agreement, BCI hereby grants to Alopexx a limited, non-exclusive, non-royalty bearing, non-sublicensable (except to Affiliates of Alopexx) license under the BCI Patent Rights and BCI Technology, to conduct the Alopexx Development Activities assigned to Alopexx in the Development Plan.

3.3             Retained Rights. Alopexx retains all rights in and to the Alopexx Patent Rights and Alopexx Technology that are not expressly granted to or conferred upon BCI under this Agreement. BCI acknowledges that pursuant to the BWH ELA, BWH and its Affiliates retain the right to make and to use, and to permit other academic, government, and not-for-profit institutions to make and to use, the Alopexx Patent Rights and Technology, for research and educational purposes only. In addition, for the Alopexx Patent Rights supported by United States federal funding, any and all licenses granted under this Agreement are subject to the rights, conditions, and limitations imposed by United States law (including but not limited to 35 USC 202 et seq. and regulations pertaining thereto), if and to the extent provided for under Applicable Law. Upon the request of BCI, Alopexx agrees to use its best efforts to obtain, or to seek to have its licensor under the BWH ELA obtain, a waiver of any such rights, conditions and limitations imposed by United States law, to the extent such waivers are available.

3.4             BCI Right to Sublicense. BCI shall have the right to grant sublicenses, in whole or in part, through one or more tiers, under the licenses granted to it under Section 3.1 to any of its Affiliates and to any qualified third party reasonably required for purposes of Product Development, Manufacture, or Commercialization pursuant to a written agreement and with the prior written consent of Alopexx; provided, however, that (a) any such sublicense shall be consistent with and subject to the terms and conditions of this Agreement, and (b) BCI shall remain responsible to Alopexx for the performance of its Sublicensee(s) or any Affiliate to which it grants a sublicense with respect to BCI’s obligations under the terms of this Agreement, including without limitation the payments of all amounts due. For clarity and the avoidance of doubt, in the case of each sublicense, BCI shall be responsible for the performance of all duties and obligations of Sublicensees as if such performance were carried out by BCI itself, including the payment of any royalties or other payments provided for under this Agreement, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to Alopexx. A permitted sublicense includes the right to grant a distributor only the right to sell (but no other right regarding) the Product in the Territory in a manner consistent with this Agreement. BCI shall provide to Alopexx a fully executed non-redacted copy of each sublicense, including all exhibits, schedules, and other attachments to the sublicense, as it may be amended from time to time, as and when requested by Alopexx. Any sublicense not in accordance with the provisions of this Section 3.4 shall be null and void.

3.5             BCI Assistance. BCI shall provide Alopexx with all documents, information and Data in its possession as reasonably requested by Alopexx or that are otherwise necessary or useful for Alopexx to conduct the Alopexx Development Activities under Article IV, including all Joint Program Materials under the Control of BCI.

Page 15	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

3.6           Alopexx Assistance. Alopexx shall provide BCI with all documents, information and Data in its possession as reasonably requested by BCI or that are otherwise necessary or useful for BCI to conduct the BCI Development Activities under Article IV, including all Joint Program Materials under the Control of Alopexx.

3.7           Non-Competition. During the Term, except as set forth in this Agreement, BCI shall, not directly or indirectly (with, for the benefit of, using, or with the sponsorship of, any third party other than its Affiliates or Sublicensee) Develop, Manufacture, or Commercialize any candidate indication or similar product that competes, directly or indirectly, with the Product for the Field (including all indications) in the Territory, except with the prior written consent of Alopexx.

ARTICLE IV

CO-DEVELOPMENT OF THE PRODUCT

4.1.          Overview. Consistent with the terms and conditions of this Agreement, the Parties shall collaborate with one another in the Field during the Term as it relates to the Development of the Product in and for the Territory. BCI will have the exclusive right and sole responsibility for (except as set forth in Article VII and, if applicable, as set forth in the Development Supply Agreement) the research and Development of the Product in the Field in and for the Territory. For clarity and the avoidance of doubt, Alopexx shall have the exclusive right and sole responsibility for the research and Development of the Product in the Field outside Territory.

4.2.          Development Plan. Within three (3) months following the Effective Date, the initial Development Plan aimed at target indications for prevention of infections caused by Streptococcus pneumoniae shall be finalized jointly by the Parties and incorporated herein as Exhibit A. Exhibit A shall describe the Alopexx Development Activities and the BCI Development Activities to be carried out by the Parties in and for the Territory from the Effective Date through the end of Calendar Year 2025. For each Calendar Year after 2025, the Parties shall jointly prepare (a) an updated Development Plan for the initial target indication and (b) initial and/or updated Development Plans for each of the second and third target indications, respectively, if and as applicable, and submit each Development Plan to the JSC for its review and approval pursuant to Section 2.3(c). The Parties shall use Commercially Reasonable Efforts to collaborate on, prepare and submit each Development Plan to the JSC no later than thirty (30) days prior to the end of each Calendar Year starting with Calendar Year 2025. Any amendment, modification or update to any Development Plan shall be set forth in a written document prepared by one or both Parties and reviewed by the JSC, shall specifically state that it is an amendment, modification or update to the then-existing Development Plan and shall be sent to the JSC members no later than ten (10) days prior to the meeting of the JSC at which such amendment, modification or update is to be reviewed and approved.

4.3.          Development Activities; Diligence.

(a)	Alopexx Development Activities.

(i)	Alopexx will be responsible for the Alopexx Development Activities only as expressly set forth in the Development Plan.

Page 16	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

(ii)           Alopexx shall use Commercially Reasonable Efforts to conduct the Alopexx Development Activities as set forth in the Development Plan (consistent with good scientific practice). Alopexx shall make available to BCI all results, Data, and information arising from the Alopexx Development Activities (including any Clinical Trial protocols for the Product); provided however, Alopexx does not warrant the suitability of any Data submitted by Alopexx to BCI to support BCI’s Regulatory Filings for the Product in the Field in and for the Territory.

(b)	BCI Development Activities.

(i)            BCI will be responsible for the BCI Development Activities set forth in the Development Plan, which shall include the design and preparation of Clinical Trial protocols for the Product and the conduct of Clinical Trials for the Product in and for the Territory.

(ii)           BCI shall use Commercially Reasonable Efforts to conduct the BCI Development Activities as set forth in the Development Plan (consistent with good scientific practice). BCI shall make available to Alopexx all results, Data, and information arising from the BCI Development Activities (including any Clinical Trial protocols for the Product).

(iii)          After the Effective Date, BCI shall proceed to nominate the second (2nd) and third (3rd) indications, respectively, for inclusion in the Field expeditiously and in good faith. In any event, BCI shall: (A) nominate to the JSC the 2nd indication and 3rd indication, respectively, not later than March 31, 2025 in each case; and (B) commence BCI Development Activities for the (I) 2nd indication not later than September 30, 2025 and (II) 3rd indication not later than March 31, 2026.

4.4.          Ownership of Joint Technology and Joint Patent Rights. All Joint Program Technology and Joint Program Patent Rights shall be jointly owned by the Parties and each Party shall be free to practice such Joint Program Technology and Joint Program Patent Rights, in the Territory in the case of BCI and outside the Territory in the case of Alopexx, subject to any terms or conditions of this Agreement to the contrary.

4.5.          Costs of Development. Alopexx is solely responsible for all costs and expenses associated with the performance of the Alopexx Development Activities and BCI is solely responsible for all costs and expenses associated with the performance of the BCI Development Activities and the Development of the Product in the Field in and for the Territory.

4.6.          Engagement of Third-Party Contractors. A Party may engage third-party contractors to perform, as applicable, Alopexx Development Activities or BCI Development Activities hereunder; provided that with respect to any such subcontract, the applicable third- party contractor shall execute and deliver an agreement containing provisions that (a) are consistent with the cooperation, records, and reports, ownership, confidentiality, intellectual property, and other relevant provisions set forth in this Agreement, and (b) assign any and all intellectual property rights discovered or invented by the third-party contractor thereunder to Alopexx or BCI, as applicable.

4.7.          Compliance. Each Party shall perform all Development Activities for which it is responsible under the Development Plan in a good scientific manner and in compliance with all Applicable Laws.

Page 17	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

4.8.          Records and Reports. Each Party shall maintain complete and accurate records of its Development Activities in accordance with good business practices and in sufficient detail, including in sufficient detail for the purpose of making patent filings and Regulatory Filings, in good scientific manner, or otherwise in a manner that reflects all work done and results achieved. Each Party may review and copy such records at reasonable times, and upon reasonable notice to the other Party. Each Party shall provide to the other Party, at least once each Calendar Quarter until the First Commercial Sale of the Product in the Territory, a reasonably detailed report that summarizes: (a) all Development Activities conducted and the results obtained by such Party with respect to the Product during the most recently completed Calendar Quarter; and (b) any Significant Development Events applicable to the Product.

4.9.          Further Cooperation. Further to the Parties’ respective obligations under Section 4.3, each Party shall share with the other Party all information it obtains in its conduct of the Development Activities, including but not limited to documents and Data in regard to pre-clinical activities, clinical activities, CMC Technology, Manufacture, and Regulatory Approval in or for the Territory.

ARTICLE V

REGULATORY ACTIVITIES

5.1.          Alopexx Regulatory Activities. Alopexx shall reasonably cooperate with BCI as it relates to BCI’s performance of its regulatory activities.

5.2.          BCI Regulatory Activities. BCI shall have the exclusive right and sole responsibility for the preparation, submission and maintenance of all Regulatory Filings, and obtaining Regulatory Approvals for, the Product in the Field in and for the Territory. BCI shall use Commercially Reasonable Efforts to seek and obtain Marketing Authorization for the Product in the Territory, including where applicable, obtaining accelerated review of application(s) for Marketing Authorization. All Regulatory Approvals for the Product in the Territory will be held by and in the name of BCI or its Affiliate. BCI shall solely and exclusively own all Regulatory Approvals obtained by BCI in and for the Territory.

5.3.          Regulatory Correspondence.

(a)           The Parties shall reasonably cooperate with and assist each other in compliance with all regulatory obligations to the extent arising out of or otherwise related to (i) the Product, or (ii) the performance of the Parties’ respective obligations under this Agreement, including by providing to the other Party copies of all Regulatory Filings related to the Product for and in respect of the Territory, including in order to support Clinical Trials for the Product being undertaken and conducted by BCI.

(b)           Upon the reasonable request of BCI, Alopexx shall reasonably respond to questions or comments from Regulatory Authorities in the Territory as it relates to use of the Product in the Field. In the event that a Regulatory Authority requests any information that has not been provided to BCI by Alopexx, to the extent such additional information is under the control of Alopexx, Alopexx shall provide such information to BCI at no additional cost. Upon the reasonable request of Alopexx, BCI shall reasonably respond to questions or comments from Regulatory Authorities outside the Territory as it relates to use of the Product in the Field. In the event that a Regulatory Authority requests any information that has not been provided to Alopexx by BCI, to the extent such additional information is under the control of BCI, BCI shall provide such information to Alopexx at no additional cost.

Page 18	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

5.4.          Responsibility for Regulatory Expenses. BCI shall be solely responsible for paying all costs and expenses incurred in connection with obtaining or maintaining Regulatory Approval of the Product in the Field in the Territory. Alopexx shall be solely responsible for paying all costs and expenses incurred in connection with obtaining or maintaining Regulatory Approval of the Product in the Field outside the Territory.

ARTICLE VI

COMMERCIALIZATION

6.1            Responsibility for Commercialization of the Product. Consistent with the terms and conditions of this Agreement, BCI shall be solely responsible for Commercialization of the Product in the Field in the Territory. For clarity and the avoidance of doubt, BCI shall be solely responsible for, and has exclusive rights with respect to, the Commercialization of the Product in the Field in and for the Territory, including all pre-marketing, marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, sales and marketing, and conducting any post-marketing trials or databases and post-marketing safety surveillance), maintaining all issued Marketing Authorizations, maintaining all pharmacovigilance systems and activities as required by Applicable Laws and the timing and launch of the Product in the Territory.

6.2            Commercialization Plan. No later than three (3) months prior to the anticipated First Commercial Sale of the Product in the Territory, BCI shall provide to Alopexx its initial Commercialization Plan for the Territory. Thereafter, BCI shall provide Alopexx with an updated Commercialization Plan no later than quarterly.

6.3            Responsibility for Commercialization Expenses. BCI shall be solely responsible for paying all costs and expenses incurred in connection with its Commercialization of each Product in the Field in the Territory.

6.4            Commercialization Diligence. Subject to the receipt of Marketing Authorization, BCI shall use Commercially Reasonable Efforts to market, promote, offer for sale, sell, and otherwise Commercialize the Product in the Field in and for the Territory.

6.5            Commercialization Reports. BCI shall maintain a record of all of its Commercialization activities in accordance with good business practices. BCI shall provide to Alopexx a reasonably detailed quarterly report that summarizes the Commercialization activities conducted by BCI during the reporting period within thirty (30) days of the end of the relevant quarter.

6.6            Compliance with Applicable Laws. Each Party undertakes to Commercialize the Product in the Field in and for the applicable Territory entirely in accordance with the Marketing Authorization for the Product in such country of the Territory and in accordance with all Applicable Laws.

Page 19	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

6.7            Adverse Events. BCI shall be solely responsible for reporting to Regulatory Authorities all Adverse Events and Serious Adverse Events to the extent required by Applicable Laws, in each case for and in respect of the Territory. In furtherance of the foregoing, during the Term, each Party shall be responsible for promptly notifying the other Party regarding any Adverse Event, whether actual or suspected, in respect of the Product that is suffered anywhere in the world and with respect to which such Party obtains information or knowledge (the “Reporting Party”) as follows:

(a)            the Reporting Party shall report to the other Party by telephone (followed by written descriptions) or in writing any information regarding a Serious Adverse Event concerning drug reactions that are life-threatening or cause death within as soon as reasonably practicable and in any event within applicable regulatory timeframes after an initial determination by the Reporting Party that the Adverse Event constitutes a Serious Adverse Event;

(b)            the Reporting Party shall report to the other Party in writing any information about any Serious Adverse Event that does not fall within the scope of Section 6.7(a) as soon as reasonably practicable and in any event within two (2) days after an initial determination by the Reporting Party that the Adverse Event constitutes a Serious Adverse Event; and

(c)             the Reporting Party shall report to the other Party by telephone (followed by written descriptions) or in writing any information regarding a non-serious Adverse Event that does not fall within the scope of Sections 6.7(a) or 6.7(b) as soon as reasonably practicable and in any event within applicable regulatory timeframes days after the date the Reporting Party receives the information.

A Reporting Party’s reports delivered pursuant to this Section 6.7 shall contain all relevant information reasonably required by the other Party to meet the requirements of any Regulatory Authority in or for the Territory.

ARTICLE VII

MANUFACTURE AND SUPPLY OF THE PRODUCT

7.1.           Development Supply Agreement. Of even date with this Agreement, the Parties shall enter into a development supply agreement providing for the manufacturing, shipment, and use of Clinical Trial Materials (the “Development Supply Agreement”). The Development Supply Agreement shall provide for the supply of (a) vaccine (with relevant supporting documentation) from BCI to Alopexx and (b) Alopexx proprietary pentadimer (with relevant supporting documentation) from Alopexx to BCI and shall include other comprehensive provisions customary for transactions of the nature contemplated.

7.2.           Technology Transfer. At the outset of the Development Supply Agreement, the Parties do not contemplate technology transfer of any Alopexx proprietary rights. In the event the Parties subsequently mutually agree for BCI to manufacture pentadimer, the disclosure of Alopexx trade secrets (further including critical know-how) related to its pentadimer would become necessary. BCI acknowledges that Alopexx then shall require express trade-secret protection actions and provisions in the context of a separate technology-transfer agreement, including the need to ensure proper controls are in place regarding confidentiality, non- disclosure, and non-use of the Alopexx trade-secret Confidential Information, including provisions more restrictive than those provided for in Article XI (regarding Confidential Information), further including provisions requiring (a) clear chain of custody regarding Alopexx trade-secret Confidential Information, (b) consistent use of proprietary-legend trade-secret markings, (c) limitation to and restrictions on need-to-know Persons including specifically identified and named individuals, each of whom shall execute and deliver a specific secrecy agreement and related written acknowledgements, all as condition precedent to receiving Alopexx trade-secret Confidential Information, and (d) complete step-by-step tracking of any dissemination (subject in each and every case to prior written approval by Alopexx) of Alopexx trade-secret Confidential Information (i) from initial disclosure (ii) through limited use restricted only as expressly permitted (iii) to return to Alopexx or confirmed destruction by each authorized recipient (with written certification of destruction provided to Alopexx) of all relevant information and materials.

Page 20	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

ARTICLE VIII

PAYMENTS TO OR IN RESPECT OF ALOPEXX BY BCI

8.1             [***]

8.2             [***]

8.3             [***]

8.4             [***]

8.5             [***]

8.6             [***]

8.7.             Mode of Payment; Currency. All payments made by BCI under this Article VIII shall be made by wire transfer from a banking institution in US$ in accordance with instructions given in writing from time to time by Alopexx. When conversion of Net Sales from any non-US currency is required to be undertaken by BCI, the US$ equivalent shall be calculated using BCI’s then- current standard exchange rate methodology as applied in its external reporting. In the event of any delay in payment from BCI to Alopexx past the date when originally due, BCI shall have a grace period of fifteen (15) Business Days from the original due date to complete such past-due payment without incurring any interest charge. Following such grace period, any payment still remaining past due to Alopexx shall bear interest from and after the date when such payment was originally due up to and including the date when such payment is paid by BCI at a rate, compounded daily, equal to twice the prime rate per annum, using the prime rate as quoted in the Wall Street Journal (or, if the Wall Street Journal ceases to publish such information, Reuters Information Service, or, if neither publishes such information, another similar service or source reasonably acceptable to Alopexx and BCI) on the date such payment is due. The payment of such interest shall not foreclose Alopexx from exercising any other rights it may have as a consequence of the lateness of any payment.

Page 21	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

8.8.            Withholding Taxes. If Applicable Laws require withholding of income or other taxes imposed upon any payments made by BCI to Alopexx under this Agreement, including any VAT or sales tax, BCI shall (a) make such withholdings as may be required, (b) subtract such withholdings from such payments, (c) promptly submit appropriate proof of payment of the withholding taxes to Alopexx within a reasonable period of time, and (d) promptly provide Alopexx with all official receipts with respect thereto. Furthermore, at the request of Alopexx, BCI shall give Alopexx such reasonable assistance to enable Alopexx to claim exemption from such withholding or other tax imposed or to obtain a repayment thereof or reduction thereof, and shall upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of tax. Each Party will reasonably assist the other Party in claiming tax refunds, deductions, or credits at the other Party’s request and will reasonably cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

8.9.            Books and Records; Audit. BCI and its Affiliates and Sublicensees shall keep and maintain for at least three (3) years from the end of the Calendar Year in which such Net Sales occur (the “Retention Period”) materially complete and accurate records of gross Sales and Net Sales of the Product in the Territory by, as applicable, BCI, its Affiliates and Sublicensees, in sufficient detail to allow Royalties to be determined accurately. Alopexx (and its licensor) shall have the right during the applicable Retention Period, and at its cost, through an independent certified public accountant acceptable to BCI, to audit the relevant records of BCI, its Affiliates and Sublicensees, as the case may be, limited in its scope to verify that the amount of such payment was correctly determined. BCI, its Affiliates and Sublicensees shall each make its records reasonably available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon fifteen (15) days written notice from Alopexx. Such audit right shall not be exercised by Alopexx more than once annually. All records made available for audit shall be the Confidential Information of BCI. The results of each audit, if any, shall be binding on both Parties absent manifest error. In the event there was an underpayment by BCI hereunder, BCI shall promptly (but in any event no later than sixty (60) days after BCI’s receipt of the report so concluding) make payment to Alopexx of any shortfall. Alopexx shall bear the full cost of such audit unless such audit discloses an underreporting by BCI of five percent (5%) or more during the period audited, in which case BCI shall reimburse Alopexx for all reasonable costs incurred by Alopexx in connection with such audit. In the event the auditor finds an overpayment by BCI, Alopexx shall refund the overpayment to BCI within sixty (60) days after Alopexx receives the audit report.

Page 22	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

ARTICLE IX
INTELLECTUAL PROPERTY

9.1.            Intellectual Property Rights. As between the Parties, Alopexx shall have sole ownership and exclusive Control of all right, title, and interest on a worldwide basis in and to any and all Alopexx Patent Rights and Alopexx Technology, subject to the licenses expressly granted to BCI pursuant to this Agreement. As between the Parties, BCI shall have sole ownership and exclusive Control of all right, title and interest on a worldwide basis in and to any and all BCI Patent Rights and BCI Technology, subject to the licenses expressly granted to Alopexx pursuant to this Agreement. The Parties shall jointly Control all right, title and interest on a worldwide basis in and to any and all Joint Program Materials, Joint Program Patent Rights, and Joint Program Technology. Each Party hereby agrees to promptly notify the other Party in writing of the conception or reduction to practice of any Joint Program Materials or Joint Program Technology and to promptly execute and deliver any documents that may be necessary to perfect the other Party’s rights in and to such Joint Program Technology.

9.2.             Patent Filing, Prosecution, and Maintenance.

(a) As between the Parties, Alopexx shall, acting through patent counsel of its choice: (i) endeavor to prepare, file, prosecute, and maintain the Alopexx Patent Rights and the Joint Program Patent Rights worldwide so as to secure the broadest protection reasonably and lawfully available; (ii) consult with BCI in relation to the preparation, filing, prosecution, and maintenance of the Alopexx Patent Rights and the Joint Program Patent Rights, as well as all changes to patent claims or specifications that would have the effect of reducing or limiting the extent of such patent coverage; and (iii) pay all fees and expenses to prepare, file, prosecute, and maintain the Alopexx Patent Rights and the Joint Program Patent Rights worldwide as and when due, provided BCI shall reimburse Alopexx for the portion of such fees and expenses that are incurred by Alopexx during the Term in, for, or with respect to the Territory. Alopexx shall consult in good faith with BCI and BCI shall cooperate with and assist Alopexx in all reasonable respects, in connection with Alopexx’s preparation, filing, prosecution, and maintenance of such Alopexx Patent Rights and Joint Program Patent Rights. If Alopexx desires to abandon or to not maintain any of the Joint Program Patent Rights in the Field in and for the Territory (or to cease funding any application or Patent Rights forming a part of such Joint Program Patent Rights), it shall give BCI sixty (60) days prior written notice of same, and BCI shall have the right but not the obligation, beginning at the end of such notice time period, to pursue preparing, filing, prosecuting, or maintaining such Joint Program Patent Rights in the Field solely in and for the Territory, at its sole cost and expense. (b) BCI shall, acting through patent counsel of its choice, endeavor to prepare, file, prosecute, and maintain the BCI Patent Rights licensed to Alopexx pursuant to this Agreement. If BCI desires to abandon or to not maintain any of the BCI Patent Rights in the Field in and for the Territory (or to cease funding any application or Patent Rights forming a part of such BCI Patent Rights), BCI shall give Alopexx sixty (60) days prior written notice of same, and Alopexx shall have the right but not the obligation, beginning at the end of such notice time period, to pursue preparing, filing, prosecuting, or maintaining such BCI Patent Rights in the Field solely in and for the Territory, at Alopexx’s sole cost and expense.

Page 23	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

9.3.            Enforcement and Defense.

(a)             Each Party shall inform the other Party promptly if it becomes aware of any infringement, potential infringement or misappropriation of any Alopexx Patent Rights or Joint Program Patent Rights in the Field anywhere in the world, and the Parties shall consult with each other regarding a strategy for enforcement or defense and the best way to respond to such infringement. Notwithstanding the foregoing, as between the Parties, Alopexx shall have the first right, but not the obligation, to address infringement of the Alopexx Patent Rights and the Joint Program Patent Rights anywhere in the world by taking reasonable steps, which may include the institution of legal proceedings or other action, and to compromise or settle such infringement of the Alopexx Patent Rights or the Joint Program Patent Rights, provided Alopexx shall keep BCI informed about such infringement response and BCI shall provide all reasonable cooperation to Alopexx in connection with such infringement response. In the event that Alopexx initiates any such action, any damages or other payments recovered shall belong solely to Alopexx. Alopexx shall not take any position with respect to, or compromise or settle, any such infringement of the Alopexx Patent Rights or Joint Program Patent Rights in any way that may derogate from BCI’s rights in this Agreement, without the prior written consent of BCI, which consent shall not be unreasonably withheld, conditioned or delayed. If Alopexx does not intend to enforce or defend any Alopexx Patent Rights or Joint Program Patent Rights, or ceases to diligently pursue infringement of any Alopexx Patent Rights or Joint Program Patent Rights anywhere in the world, it shall promptly inform BCI of such fact. All costs relating to Alopexx’s infringement responses under this Section 9.3(a) shall be borne solely by Alopexx.

(b)             If Alopexx informs BCI that it does not intend to enforce or defend any Alopexx Patent Rights or Joint Program Patent Rights, or ceases to diligently pursue infringement of any Alopexx Patent Rights or Joint Program Patent Rights anywhere in the world in accordance with Section 9.3(a), then BCI shall have the right, but not the obligation, at its own expense, upon written notice to Alopexx, to address such infringement of such Alopexx Patent Rights or Joint Program Patent Rights by taking reasonable steps, which may include the institution of legal proceedings or other action, and to compromise or settle such infringement of such Alopexx Patent Rights or Joint Program Patent Rights against the applicable third party, provided BCI shall keep Alopexx informed about such infringement response and Alopexx shall provide all reasonable cooperation to BCI in connection with such infringement response. In the event that BCI initiates any such action, any damages or other payments recovered shall belong solely to BCI. BCI shall not take any position with respect to, or compromise or settle, any such infringement of the Alopexx Patent Rights or Joint Program Patent Rights in any way that may derogate from Alopexx’s rights in this Agreement, without the prior written consent of Alopexx, which consent shall not be unreasonably withheld, conditioned or delayed. All costs relating to BCI’s infringement responses under this Section 9.3(b) shall be borne solely by BCI.

Page 24	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

(c)               If the alleged infringement of the Alopexx Patent Rights or the Joint Program Patent Rights is both within and outside the Field, the Parties shall also cooperate with Alopexx’s other licensees (if any) in relation to any such action(s).

(d)              Each Party agrees to be joined in any suit to enforce the Alopexx Patent Rights or Joint Program Patent Rights in the applicable Territory in accordance with Section 9.3(a) or Section 9.3(b), as applicable, subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses, or other liabilities such Party may incur in connection therewith or resulting therefrom which such Party is otherwise not required to incur under Section 9.3(a) or Section 9.3(b), as applicable, and such Party shall have the right to be separately represented in any such suit by its own counsel at its own expense.

9.4.             Infringement of Third-Party Rights.

(a)              If any warning letter or other notice of infringement from a third party is received by a Party, or a legal suit, proceeding or other action is brought against a Party, alleging infringement of the Technology or Patent Rights of such third party by reason of the conduct of the Development Activities, the use, Development, Manufacture or Commercialization of the Product in the Field, or the use of any Alopexx Patent Rights or Joint Program Patent Rights hereunder, that Party shall promptly provide full details to the other Party, and the Parties shall discuss as soon as possible the overall strategy for defense of such matter and the best way to respond. Notwithstanding the foregoing, Alopexx shall have the obligation to defend any such suit, proceeding or other action, provided that BCI shall have the right to participate any such suit, proceeding or other action with separate counsel at its own expense. The Parties shall cooperate with each other in all reasonable respects in any such suit, proceeding or other action, and all expenses with respect to any such suit, proceeding or other action in the Territory shall be borne equitably by the Parties. Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party, including all documents filed in any litigation.

(b)              Alopexx shall have the right to settle the related suit, proceeding or other action with the applicable third party, provided that if the taking of any action or any proposed settlement involves the making of any statement, express or implied, concerning the validity of the Alopexx Patent Rights or the Joint Program Patent Rights, BCI shall be notified in writing before Alopexx takes such action or makes such settlement. In the event such settlement results in derogation of BCI’s rights under this Agreement, Alopexx shall proceed with prior written consent of BCI, which consent shall not unreasonably be conditioned, delayed, or withheld, with the scope of such BCI consent limited to the extent such settlement directly relates to such BCI rights.

9.5.            Patent Term Restoration. Each Party shall cooperate with the other Party in obtaining patent term restoration, supplemental protection certificates, and/or their equivalents in the Territory where applicable to the Alopexx Patents or BCI Patents, as the case may be. In the event elections with respect to obtaining such patent term restoration, supplemental protection certificates, and/or their equivalents are to be made, as between the Parties, each Party shall have the right to make the election with respect to its own Patent Rights, and the other Party agrees to abide by such election.

Page 25	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

9.6.           Certain Intellectual Property Rights. For clarity and the avoidance of doubt, notwithstanding anything to the contrary elsewhere in this Agreement, any Technology arising in the course of Development Activities by either Party, including any Joint Program Patent Rights or Joint Program Technology, shall be owned solely by Alopexx if and to the extent (a) necessarily incorporating Alopexx Patent Rights or Alopexx Technology, (b) exploitation of which is dependent on Alopexx Patent Rights or Alopexx Technology, or (c) non-severable from Alopexx Patent Rights or Alopexx Technology, including for use outside the Field and the Territory.

X
REPRESENTATIONS AND WARRANTIES

10.1.         Representations and Warranties of the Parties. Each Party represents and warrants to the other Party as of the Effective Date that:

(a)            it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to own and operate its assets and property and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(b)            it has the full right, power, and authority to enter into this Agreement and to grant the licenses and rights granted by it under this Agreement;

(c)            there are no existing, or to its knowledge, threatened Claims pending with respect to the subject matter of this Agreement or its right to enter into and perform its obligations under this Agreement;

(d)            it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(e)            this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, subject to the general principles of equity and to the laws of bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally, and to any applicable competition laws;

(f)             all Permits required to be obtained by it in accordance with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been or will be obtained, and in the case of BCI, all Permits have been or will be obtained in relation to its conduct of any and all activities described hereunder to be performed in or with respect to the Territory; and

(g)            the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with or constitute a default under any of its constitutional or formation agreements.

Page 26	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

10.2.           Alopexx’s Additional Representations and Warranties. Alopexx further represents and warrants to BCI as of the Effective Date, and covenants as and to the extent applicable during the Term, that:

(a)              it has full right and authority to grant the licenses and rights granted under this Agreement, and no rights or licenses are required from Alopexx, or to its knowledge, any other Person, in order for BCI to Develop, Manufacture and Commercialize the Product in the Field in and for the Territory as contemplated under this Agreement other than the rights granted to BCI under Section 3.1;

(b)              to Alopexx’s best knowledge, there are no Patent Rights Controlled by a third party that would be infringed by BCI’s use of the Alopexx Technology or BCI’s practicing of the Alopexx Patent Rights in the Field in and for the Territory, and to Alopexx’s best knowledge, no Claim or litigation has been brought or asserted (and Alopexx has no knowledge of any Claim, whether or not brought or asserted, or of any facts or circumstances that exist that would reasonably be expected to give rise to any such Claim or litigation) by any Person alleging that (i) the Alopexx Patent Rights are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Alopexx Patent Rights or Alopexx Technology existing as of the Effective Date, violates, infringes, constitutes misappropriation of, or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any other Person;

(c)              to Alopexx’s best knowledge, no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the Alopexx Patent Rights or the Alopexx Technology existing as of the Effective Date;

(d)             subject to Section 9.3(a), it has made and will use Commercially Reasonable Efforts to maintain the validity of the Alopexx Patent Rights and, will not surrender its rights in any way so as to undermine the licenses granted to BCI in Section 3.1; and

(e)              Alopexx has not employed (and to the best of its knowledge, has not used a contractor or consultant that has employed) and in the future will not employ (or to the best of its knowledge, use any contractor or consultant that employs) any Person debarred by the FDA, or any Person who is the subject of a FDA debarment or investigation or proceeding in the conduct of its Development Activities.

10.3.          BCI’s Additional Representations and Warranties. BCI further represents and warrants to Alopexx as of the Effective Date, and covenants as and to the extent applicable during the Term, that:

(a)              it has full right and authority to grant the licenses and rights granted under this Agreement, and no rights or licenses are required from BCI, or to its knowledge, any other Person, in order for Alopexx to conduct the Alopexx Development Activities assigned to Alopexx in the Development Plan other than the rights granted to Alopexx under Section 3.2;

(b)             to BCI’s best knowledge, there are no Patent Rights Controlled by a third party that would be infringed by Alopexx’s use of the BCI Technology or Alopexx’s practicing of the BCI Patent Rights in the Field and outside the Territory, and to BCI’s best knowledge, no Claim or litigation has been brought or asserted (and BCI has no knowledge of any Claim, whether or not brought or asserted, or of any facts or circumstances that exist that would reasonably be expected to give rise to any such Claim or litigation) by any Person alleging that (i) the BCI Patent Rights are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the BCI Patent Rights or BCI Technology existing as of the Effective Date, violates, infringes, constitutes misappropriation of, or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any other Person;

Page 27	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

(c)              to BCI’s best knowledge, no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the BCI Patent Rights existing as of the Effective Date;

(d)             subject to Section 9.3(a), it has made and will use Commercially Reasonable Efforts to maintain the validity of the BCI Patent Rights and, will not surrender its rights in any way so as to undermine the licenses granted to Alopexx in Section 3.2;

(e)             BCI has not employed (and to the best of its knowledge, has not used a contractor or consultant that has employed) and in the future will not employ (or to the best of its knowledge, use any contractor or consultant that employs) any Person debarred by the FDA, or any Person who is the subject of a FDA debarment or investigation or proceeding in the conduct of the Development Activities; and

(f)              Each Affiliate, Subcontractor, or Sublicensee used by BCI is duly qualified with capabilities, experience, and expertise with respect to Development, Manufacture, and Commercialization of Product, and therefore: (i) All representations and warranties made by BCI under this Article X and all covenants made by BCI under this Agreement also shall apply with full force and effect to and for each respective Affiliate, Subcontractor, and Sublicensee, mutatis mutandis, under any agreement between BCI and such Affiliate, Subcontractor, and Sublicensee related to this Agreement; (ii) all indemnifications made by BCI under Article XII (regarding Indemnification and Insurance) also shall apply with full force and effect to and for each respective Affiliate, Subcontractor, and Sublicensee, mutatis mutandis, under any agreement between BCI and such Affiliate, Subcontractor, and Sublicensee related to this Agreement; and (iii) any agreement between BCI and each respective Affiliate, Subcontractor, and Sublicensee related to this Agreement shall provide that BCI and such Affiliate, Subcontractor, and Sublicensee remain fully responsible and liable for all actions and omissions on the part of BCI and such Affiliate, Subcontractor, and Sublicensee, respectively, as the case may be, under this Agreement, including provisions to ensure joint and several responsibility and liability on the part BCI and each respective Affiliate, Subcontractor, and Sublicensee in relation to Alopexx.

10.4.          No Other Warranties. Each Party acknowledges that the Product is the subject of ongoing research and that neither Party can assure the safety, successful research or development, efficacy or usefulness of the Product. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE X, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY PATENT RIGHTS, LICENSES, TECHNOLOGY, PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, SAFETY, TOXICITY, EFFICACY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. BCI acknowledges notwithstanding anything to the contrary contained in this Agreement that Alopexx is providing all Data and documents to BCI under this Agreement on an ‘as is’ basis without any warranty as to its usefulness for any particular purpose and it shall be the responsibility of BCI to use such Data so provided only after conducting appropriate due diligence thereon.

Page 28	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

ARTICLE XI
CONFIDENTIAL INFORMATION

11.1.          Confidential Information.

(a)              Confidentiality Obligations. Each Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) and the Receiving Party may acquire during the course and conduct of activities under this Agreement, certain Confidential Information of the Disclosing Party in connection with this Agreement. The Receiving Party shall keep all the Disclosing Party’s Confidential Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care) and shall take all reasonable steps necessary to prevent the unauthorized disclosure or use of any of the Disclosing Party’s Confidential Information. The Receiving Party shall not disclose or use the Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.

(b)              Exceptions. The provisions of Section 11.1(a) shall not apply to, and Confidential Information of the Disclosing Party shall not include, information which the Receiving Party can demonstrate by reasonable, written evidence: (a) was, prior to its receipt by the Receiving Party from the Disclosing Party, in the lawful possession of the Receiving Party and at its free disposal without restriction on disclosure or use; (b) is subsequently lawfully disclosed to the Receiving Party without any obligation of confidence, non-disclosure, or non-use by a third party who has not derived it directly or indirectly from the Disclosing Party; (c) is or becomes generally available to the public through no act or default of the Receiving Party or its or its Affiliate’s employees or other legally authorized agents; or (d) is independently developed by the Receiving Party without use of, reference to, or access to, the Disclosing Party’s Confidential Information.

Page 29	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

(c)              Permitted Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances: (i) prosecuting or maintaining Patents Rights as expressly permitted by this Agreement, provided that the Disclosing Party is informed in writing of such requirement a reasonable period of time prior to the disclosure; (ii) Regulatory Filings for the Product that such Party has a license or right to Develop hereunder in a given country or jurisdiction; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders or governmental regulations, including mutually recognized securities laws and rules of securities exchanges; (v) disclosure to its employees, consultants, contractors, and other legally authorized agents, and to Sublicensees, and those of its Affiliates, in each case on a need-to-know basis in connection with the research, Development, Manufacture, and Commercialization of the Product in accordance with the terms of this Agreement, in each case under obligations of confidentiality, non-disclosure, and non-use at least as stringent as those in this Article XI; and (vi) disclosure to potential and actual investors, acquirers, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality, non-disclosure, and non-use at least as stringent as those in this Article XI. Notwithstanding the foregoing provisions of this Section 11.1(c), if a Party is, based on advice of legal counsel, required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 11.1(c)(iii) or 11.1(c)(iv), it shall, except where impracticable, give reasonable advance written notice (in any event not less than five (5) Business Days) to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts. If information, which constitutes Confidential Information, is disclosed pursuant to this Section 11.1(c) but such information does not thereby fall into any of the exceptions stated in Section 11.1(b), then notwithstanding such disclosure pursuant to Section 11.1(c), such information shall still constitute Confidential Information and the obligations of confidentiality and restriction on use under Section 11.1(a) shall still apply to it. The Parties acknowledge that either or both Parties (or their respective parent companies) may be obligated to make filings (including, but not limited to, the filing of a copy of this Agreement) with the U.S. Securities and Exchange Commission (the “SEC”) or other securities regulators or exchanges. Each Party shall be entitled to make such required filings, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms of this Agreement to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing of this Agreement, the Party making such filing shall provide written notice to the other Party with a copy of such disclosure and, if applicable, a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than five (5) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall give good faith consideration to the other Party’s comments thereon to the extent consistent with the legal requirements. No such notice shall be required if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party or otherwise approved in advance in writing by the other Party.

(d)             Return of Confidential Information. Upon the expiration or termination of this Agreement for any reason, the Receiving Party shall return to the Disclosing Party, or destroy, at its option (subject to written confirmation of its action), Confidential Information of the Disclosing Party in its possession, and those portions of any documents or other materials that contain the Disclosing Party’s Confidential Information, including all copies made and make no further use or disclosure thereof, provided that the Receiving Party may retain one (1) copy of the Confidential Information of the Disclosing Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with Applicable Laws and its obligations hereunder and for no other purpose.

11.2.           Publicity. Alopexx and BCI may issue a public announcement of the execution of this Agreement in a form mutually agreed by the Parties and substantially in the form attached hereto as Schedule 11.2. Thereafter, with respect to any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof (a “Public Statement”), neither Party shall make any such Public Statement that includes any Confidential Information or the name, logo, or Trademarks of the other Party or any of its Affiliates of the other Party, without the prior written consent of the other Party, which consent shall not unreasonably be conditioned, delayed, or withheld. The issuing Party will provide the other Party with a copy of the proposed Public Statement as soon as reasonably practicable under the circumstances prior to its scheduled release (but in no event fewer than five (5) Business Days). If the reviewing Party provides any comments, the Parties will consult on such proposed Public Statement and amend accordingly. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 11.2, provided such information continues as of such time to be accurate.

Page 30	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

11.3.          Publication.

(a)             Clinical Trials. For the purposes of clarity and the avoidance of doubt, under Section 11.2(a), BCI shall have the right to (i) publish the results or summaries of results of all BCI sponsored or supported Clinical Trials, observational studies and other studies such as meta analyses, in each case conducted with respect to the Product and the protocols of such Clinical Trials on www.ClinicalTrials.gov and in each case publish the results, summaries, and protocols of such Clinical Trials or studies on such other websites and repositories and at scientific congresses and in a peer-reviewed journal within such timescales as required by Applicable Law or BCI’s or its Affiliates’ standard operating procedures, irrespective of the outcome of such Clinical Trials or studies; and (ii) publish the status of the Product in its annual and quarterly reports and updates regarding BCI’s research and development pipeline. Each such publication or disclosure made in accordance with this Section 11.3(a) shall not be a breach of the confidentiality obligations provided in this Article XI and BCI shall be entitled to maintain or effect such publication or disclosure even following any termination of BCI’s rights in respect of the Product. Any disclosure made under this Section 11.3(a) that includes any Confidential Information of Alopexx (excluding any information that falls under the exceptions of Sections 11.1(b) and except as otherwise set forth in Section 11.1(c)) shall be subject to the provisions set forth in Section 11.3(b). For clarity and the avoidance of doubt, Alopexx shall not have any publication rights with respect to the research, Development, Manufacture or Commercialization of the Product in and for the Territory or with respect to any Confidential Information of BCI, except as set forth in Section 11.2.

(b)             Other Publications. With respect to any paper or presentation proposed for disclosure by BCI, its Affiliates or Sublicensees (or a third party to the extent such third party is required to obtain prior approval, review or comment of any paper or presentation for disclosure from BCI, its Affiliates or Sublicensees) that includes Confidential Information of Alopexx (excluding any information that falls under the exceptions of Section 11.1(b) and except as otherwise set forth in Section 11.1(c)), Alopexx will be given the opportunity to review and comment on the portion of such paper or presentation that includes any Confidential Information of Alopexx, including requesting removal of such Confidential Information. For any proposed publication or presentation (including posters, slides, abstracts, and manuscripts), BCI shall provide a copy of the relevant portion of such paper or presentation at least thirty (30) days (fifteen (15) days for abstracts) prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. Alopexx shall review such submitted materials and respond to BCI as soon as reasonably possible, but in any case, within thirty (30) days (fifteen (15) days for abstracts) after receipt thereof. At Alopexx’s reasonable request, BCI shall (a) delete from such proposed publication or presentation any Confidential Information of Alopexx, or (b) delay the date of such submission for publication or the date of such presentation for sixty (60) days to permit Alopexx to seek appropriate patent and other intellectual-property protection.

Page 31	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

11.4.          Survival. Each Party’s obligations under this Article XI shall continue during the Term and for a period of ten (10) years thereafter.

11.5.          Mutual Confidentiality Agreement. The provisions of that certain Mutual Confidentiality Agreement dated as of January 25, 2021 as amended and assigned between Alopexx and BCI (the “MCA”) shall continue in effect according to its own terms and conditions. In the event of any conflict or inconsistency between the provisions of this Article XI and the MCA, the provision providing the greatest degree of confidentiality protection shall apply and take precedence.

ARTICLE XII

TERM AND TERMINATION

12.1.          Term. This Agreement, and the licenses granted hereunder, shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Article XII, shall continue in force and effect for the commercial life of the last Product to be sold under this Agreement (the “Term”).

12.2.          Other Bases of Termination.

(a)             Either Party may terminate this Agreement at any time by providing notice in writing to the other Party (the “Other Party”): (i) subject to Section 12.2(b), if the Other Party is in material breach of this Agreement and, in the case of a breach capable of remedy within sixty (60) days, the breach is not remedied within sixty (60) days of the Other Party receiving written notice specifying the breach and requiring its remedy; or (ii) in the event that the Other Party or any of its Affiliates challenges or assists a third party in initiating or pursing a challenge of any Technology Controlled by such Party; or (iii) if (x) the Other Party makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, consents to an order for relief in connection with an involuntary petition in bankruptcy filed against such Other Party (or an involuntary petition in bankruptcy filed against such Other Party remains un-dismissed or un- stayed for a period of more than sixty (60) days, (y) an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or (z) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business and such appointment is not withdrawn or stayed within a period of sixty (60) days.

(b)             In the event that either Party believes that such Party has cause to terminate this Agreement pursuant to Section 12.2(a)(i), prior to providing a notice of material breach as provided in Section 12.2(a)(i), such Party shall raise such issue by written notice to the Other Party, which shall not constitute a notice of material breach hereunder. If within thirty (30) days following the Other Party’s receipt of such notice, such Party believes that the Other Party has not remedied the issues identified by such Party in such notice, such Party may thereafter pursue the remedies provided to it under this Agreement, including pursuant to Section 12.2(a)(i); provided that, if the Other Party disputes in good faith whether such Party has cause to terminate this Agreement pursuant to Section 12.2(a)(i) and provides written notice of such dispute, which notice shall set forth the dispute in reasonable detail prior to the expiration of such notice time period, then such dispute shall be escalated to the JSC, who shall attempt to resolve such dispute within ten (10) Business Days after the matter has been brought to the JSC’s attention. If the JSC is deadlocked and cannot come to a mutual agreement on such decision within ten (10) Business Days, the matter shall be escalated to the Senior Executives for resolution; provided, however, if such dispute is not resolved by the Senior Executives within thirty (30) days following the date the matter was escalated, then such Party may thereafter pursue the remedies provided to it under this Agreement, including pursuant to Section 12.2(a)(i); further provided, however, that the notice time period set forth in the second sentence of this Section 12.2(b) will be tolled until such time as such dispute is resolved.

Page 32	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

12.3           Sale of Remaining Inventory. Upon termination of this Agreement for any reason, BCI shall be entitled to sell, use, or otherwise dispose of any unsold or unused stock of the Product for a period of eighteen (18) months after the effective date of termination, provided that BCI is then and remains during such eighteen (18) month period in compliance with all of the other terms and conditions of this Agreement.

12.4           Consequences of Termination by Alopexx Under 12.2(a)(i) and 12.2(a)(ii). If this Agreement is terminated by Alopexx pursuant to Section 12.2(a)(i) or Section 12.2(a)(ii), then:

(a)             The licenses granted to BCI under Section 3.1(a) and Section 3.1(b) shall be terminated and be of no further force and effect, and to the extent permitted by Applicable Laws, BCI shall promptly assign to Alopexx all Regulatory Filings (including any Regulatory Approvals) for the Product in the Field in and for the Territory.

(b)             Within forty-five (45) days after such termination, BCI shall provide to Alopexx a fair and accurate summary of the status and results of its Development, Manufacturing, and Commercialization activities for the Product in the Field in and for the Territory prior to the effective date of termination.

(c)             BCI shall use Commercially Reasonable Efforts to effect a timely transition to Alopexx of all Development, Manufacturing, and Commercialization activities and responsibilities for the Product in the Field in and for the Territory as are in existence as of the date of termination in accordance with a transition plan to be mutually agreed by the Parties. BCI shall promptly discontinue and wind-down or transfer to Alopexx, at BCI’s cost, any clinical Development activities still ongoing and forward all interim and final reports and underlying Data from such activities to Alopexx as part of such transition.

(d)             Effective upon such termination and request by Alopexx for such license, BCI hereby grants to Alopexx a fully paid-up, non-royalty bearing, perpetual, non-exclusive (even as to BCI) license, with the right to grant sublicenses, under BCI’s rights in the Joint Program Technology and Joint Program Patent Rights, used in the Development, Manufacture, or Commercialization of the Product in the Field in the Territory on the date of termination, solely for Alopexx to continue to Develop, Manufacture, or Commercialize the Product in the Field in the Territory

Page 33	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

(e)              Upon Alopexx’s request, BCI shall, as part of any transition plan mutually agreed by the Parties under Section 12.4(c), at Alopexx’s expense, transfer to Alopexx (or its designee) any processes, documents, materials and other Technology, to the extent the foregoing is Controlled by BCI as of the effective date of termination and used in the Manufacture of Products in the Field in and for the Territory as of the date of termination.

12.5           Consequences of Termination by BCI Under 12.2(a)(i) and 12.2(a)(ii). If this Agreement is terminated by BCI pursuant to Section 12.2(a)(i) or Section 12.2(a)(ii), then the licenses granted to BCI under Section 3.1(a) and Section 3.1(b) shall continue to be valid in accordance with this Agreement, to the extent permitted by Applicable Laws and the BWH ELA; provided that BCI shall continue to pay amounts due to Alopexx in accordance with Article VIII for the balance of the Term.

12.6           No Further Obligations. Except as provided in this Article XII, and except in respect of any accrued rights, upon the expiration or termination of this Agreement, neither Party shall be under any further obligation to the other Party.

ARTICLE XIII
INDEMNIFICATION AND INSURANCE

13.1.          Indemnification of Alopexx Indemnitees by BCI. BCI shall indemnify, defend, and hold harmless Alopexx, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Alopexx Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Alopexx Indemnitees, or any of them, including as a direct result of Claims of third parties, including personal injury and product liability claims (collectively, “Alopexx Indemnity Claims”), to the extent arising out of: (a) the Development, Manufacture, or Commercialization of the Product by BCI or any of its Affiliates or agents in the Field in and for the Territory; (b) any breach of this Agreement by BCI or any of its Affiliates or agents, including its covenants, representations, and warranties; or (c) the gross negligence or willful misconduct of or fraud by any BCI Indemnitee or agent of BCI, excluding any BCI Indemnity Claim or Losses for which Alopexx has an obligation to indemnify BCI Indemnitees pursuant to Section 13.2, as to which Claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses. For clarity and the avoidance of doubt, Alopexx Indemnitees shall include BWH and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and other legally authorized agents, and each of their respective successors, heirs, and assigns only to the extent Alopexx rights under the BWH ELA are used in Development, Manufacture, or Commercialization of the Product in the Field in and for the Territory.

13.2.          Indemnification of BCI Indemnitees by Alopexx. Alopexx shall indemnify, defend, and hold harmless BCI, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “BCI Indemnitees”), against all Losses incurred by or imposed upon the BCI Indemnitees, or any of them, including as a direct result of Claims of third parties, including personal injury and product liability claims (collectively, “BCI Indemnity Claims”), to the extent arising out of: (a) the development, manufacture, or commercialization of a product by Alopexx or any its Affiliates or agents outside the Territory; or (b) any breach of this Agreement by Alopexx or any of its Affiliates or agents, including its covenants, representations, and warranties; or (c) the gross negligence or willful misconduct of or fraud by any Alopexx Indemnitee or agent of Alopexx, excluding any Alopexx Indemnity Claim or Losses for which BCI has an obligation to indemnify Alopexx Indemnitees pursuant to Section 13.1, as to which Claims or Losses each Party shall indemnify the other Party to the extent of their respective liability for such Losses.

Page 34	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

13.3.          Conditions to Indemnification. A Person seeking indemnification under this Article XIII (the “Indemnified Party”) in respect of a Alopexx Indemnity Claim or an BCI Indemnity Claim, as applicable (each, an “Indemnity Claim”) shall give prompt written notice of such Indemnity Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); provided that the Indemnifying Party is not contesting its obligation under this Article XIII, and shall permit the Indemnifying Party to control the investigation, defense, and settlement of such Indemnity Claim; and further provided that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Indemnity Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such Indemnity Claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably conditioned, delayed, or withheld). Each Indemnified Party shall cooperate with the Indemnifying Party in its investigation, defense, and settlement of any such Indemnity Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Indemnity Claim. If the Indemnifying Party does not assume and conduct the defense of the Indemnity Claim as provided above within thirty (30) days, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Indemnity Claim in any manner the Indemnified Party may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article XIII. The Indemnifying Party shall have no liability for any settlement of Indemnity Claims entered into by the Indemnified Party without the prior written consent of the Indemnifying Party.

13.4.          Limited Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR ITS SUBLICENSEES OR INDEMNITEES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST REVENUES, OR LOSS OF GOODWILL, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTIONS 13.1 OR 13.2, RESPECTIVELY, FOR DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR A PARTY’S MATERIAL BREACH OF THE INTELLECTUAL PROPERTY OBLIGATIONS IN ARTICLE IX OR THE CONFIDENTIALITY AND RELATED OBLIGATIONS IN ARTICLE XI. FOR CLARITY AND THE AVOIDANCE OF DOUBT, IN NO EVENT SHALL BWH OR ITS AFFILIATES AND THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES, OR OTHER LEGALLY AUTHORIZED AGENTS BE LIABLE TO BCI OR ANY OF ITS AFFILIATES OR ITS SUBLICENSEES UNDER THIS AGREEMENT.

Page 35	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

13.5.          Insurance. Each Party shall procure and maintain insurance, including clinical-trial and product-liability coverage as may be applicable, or shall self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during the Term and for an industry- standard period of time thereafter. Each Party shall procure insurance or self-insure at its own expense. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article XIII; provided that neither Party shall be liable for any Claim to the extent that the Losses in respect of which the Claim is made are covered by a policy of insurance, and actually paid by the insurance company to the other Party net of any deductible under the insurance policies and less any taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the other Party in connection with the Claim. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

13.6.          Otherwise Compensated. If the Indemnifying Party makes any payment by way of Losses in respect of a Claim under this Agreement (“Damages Payment”) and the Indemnified Party subsequently receives any monetary payment (exclusive of payments from the Indemnifying Party), which payment compensates the Indemnified Party for the same Loss as the Damages Payment, the Indemnified Party shall, once it has received such monetary payment, forthwith repay (net of any taxes actually paid or withheld with respect thereto) to the Indemnifying Party an amount equal to the amount (if any) by which the amount of the Damages Payment, aggregated with the amount of such monetary payment, exceeds the total amount of the Losses suffered by the Indemnified Party in respect of such Claim.

13.7.          No Double Recovery. No Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution, or indemnity more than once for the same loss, damage, deficiency or breach.

13.8.          Mitigation Not Affected. Both Parties shall procure that commercially reasonable steps are taken and commercially reasonable assistance is given to avoid or mitigate any Losses which, in the absence of mitigation, might give rise to a liability in respect of any Claim.

13.9.          Time Limitation for Claims. Neither Alopexx nor BCI shall be liable for any Claim unless a notice of the Claim is given by either of them to the other specifying the matters set out in Section 13.1 or Section 13.2, as the case may be, and in the case of any Claims of third parties, including personal injury and product liability claims, within twelve (12) months from the occurrence of applicable facts underlying the Claim.

13.10.        Notification of Claims. Notice of any Claim shall be given by either Party to the other Party within the time limits specified in Section 13.9 and shall not be valid unless it specifies full information (to the extent available) in relation to the legal and factual basis of the Claim and the evidence on which the Party which is making such Claim relies (including, where the Claim is the result of or in connection with a third party Claim, evidence of the third party Claim) and setting out such Party’s good faith estimate of the amount of Losses which are, or are to be, the subject of the Claim (including any Losses which are contingent on the occurrence of any future event).

Page 36	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

ARTICLE XIV
GENERAL / MISCELLANEOUS

14.1           Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed to be in breach of this Agreement, if such failure or delay is due to or results from a Force Majeure. In the event of a Force Majeure, the Party affected shall use Commercially Reasonable Efforts to cure or overcome the same and resume performance of its obligations hereunder. Notice of a Party’s failure or delay in performance due to Force Majeure must be given to the other Party within thirty (30) days after its occurrence. All delivery dates under this Agreement that have been affected by such Force Majeure event shall be tolled for the duration of such Force Majeure. If a Force Majeure event persists for more than thirty (30) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure event.

14.2           Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a writing signed by duly authorized representatives of both BCI and Alopexx, or, in the case of waiver, by the Party or Parties waiving compliance. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

14.3           Invalid Clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under Applicable Laws.

14.4           General Survival. The rights and obligations of the Parties pursuant to Article VIII (regarding Payments to Alopexx by BCI), Article IX (regarding Intellectual Property), Article X (regarding Representations and Warranties), Article XI (regarding Confidential Information), and Article XIII (regarding Indemnification and Insurance), Sections 12.4 and 12.5, respectively (regarding Consequences of Termination under certain circumstances), Section 14.6 (regarding Law and Jurisdiction), and Section 14.7 (regarding Dispute Resolution), respectively, together with other terms and conditions that by their intent or meaning have continuing validity, shall survive the expiration or termination of this Agreement.

14.5           Notices. Any notice to be given under this Agreement shall be in writing and shall be sent by registered mail or e-mail (confirmed by registered mail) to the address of the relevant Party set out below, or to such other address or e-mail as that Party may from time to time notify to the other Party in accordance with this Section 14.5. The addresses and e-mails of the Parties are as follows:

Page 37	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

In the case of Alopexx, to:

Daniel R. Vlock
CEO

Alopexx, Inc.

186 Alewife Brook Parkway #1068
Cambridge, Massachusetts 02138 USA
Tel: 617-780-1598

Email: daniel.vlock@alopexx.com

In the case of BCI, to:

Dr. Raches Ella
In care of:

Trident Trust Company (Bahamas) Ltd

1st Floor, Building A, Caves Corporate Center
Blake Road and West Bay Street

PO Box N-3944

Nassau, Bahamas

Notices delivered in accordance with this Section 14.5 shall be deemed delivered, in the case of Alopexx, on receipt if received on a Business Day before or by 5:00 p.m. Eastern Time in the United States at the location of delivery or if after 5:00 p.m. Eastern Time, then on the following Business Day, or, in the case of BCI, on receipt if received on a Business Day before or by 5:00 p.m. India Time at the location of delivery or if after 5:00 p.m. India Standard Time, then on the following Business Day. All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement will be in the English language.

14.6         Compliance with Law. Each Party shall comply with applicable law in its performance under the Agreement.

14.7         Law and Jurisdiction. The validity, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of England and Wales, without regard to the application of principles of conflicts of law. The Parties acknowledge that remedies at law may be inadequate to protect against any breach of the provisions of this Agreement, including Article IX (regarding Intellectual Property) or Article XI (regarding Confidential Information), by either Party or their employees, officers, directors, other legally authorized agents, or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek the granting of injunctive relief and other equitable remedies by a court of competent jurisdiction in London, England against any action that constitutes any such breach. The Parties further acknowledge that any such injunctive relief or other equitable remedies are intended solely as provisional relief pending the dispute-resolution procedures provided for under this Agreement.

Page 38	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

14.8         Dispute Resolution. Subject to the ultimate decision-making provisions of Section 2.7 with respect to matters exclusively within the purview of the JSC (i.e., Development and Commercialization, respectively), in the event of any dispute, difference, or disagreement arising out of or relating to this Agreement (“Dispute”), the Parties shall seek to resolve the matter within the next thirty (30) days by referring it to the Senior Executives. The Senior Executives (or their designees) shall promptly meet in good faith to try to resolve the Dispute. If any such Dispute is not resolved by the Senior Executives through good faith discussions within such thirty (30) day period or in the event of any deadlock at the JSC which is not resolved by the Senior Executives in accordance with Section 2.7(b), such Dispute or deadlock shall be resolved by binding arbitration. For clarity and the avoidance of doubt, the process for resolution of disputes pursuant to this Section 14.7 shall not apply with respect to Development matters and Commercialization matters, respectively, which matters shall be resolved solely as provided for in relation to ultimate decision-making authority on the part of respective Parties pursuant to Section 2.7(b) (regarding Decisions). Either Party may, on ten (10) days written notice to the other Party, initiate binding arbitration in accordance with the then-current arbitration rules of the United Nations Commission on International Trade Law. The arbitration shall be conducted in the English language, which also shall be the official language for all intents and purposes of this Agreement, by a single arbitrator who is mutually acceptable to both Parties and the award thus rendered shall be final and binding upon both Parties and enforceable in any court having jurisdiction thereof in accordance with its terms. The place of arbitration shall be London, England. Each Party shall bear its own costs and expenses and attorneys’ fees in connection with any such arbitration. If, despite the good faith efforts of the Parties, they are unable to mutually agree on a single arbitrator, then, in such event, the arbitration will be conducted by a panel of three (3) arbitrators, one (1) selected by Alopexx and one (1) selected by BCI (in each case, who shall be appointed within (30) days of the determination that such arbitration will be conducted by a panel as opposed to a single arbitrator), and a third (3rd) arbitrator, who shall act as the presiding arbitrator, selected by the two-Party appointed arbitrators within thirty (30) days after the selection of the second (2nd) arbitrator.

14.9         Entire Agreement. This Agreement, including its Exhibits and Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements, or understandings between them relating to such subject matter, including that certain Proposal Letter with Outline of Key Substantive Provisions dated May 28, 2024 between the Parties. The Parties acknowledge that they are not relying on any covenant, representation, warranty, term, or condition that is not set out in this Agreement.

14.10       Purposes and Scope. The Parties acknowledge and agree that the relationship between the Parties is limited to the activities, rights, and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede, or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth in this Agreement, or (f) to grant any direct or implied licenses or any other rights other than as expressly set forth in this Agreement.

14.11       Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably conditioned, delayed, or withheld, except that BCI may assign this Agreement and the rights, obligations, and interests of BCI without such consent in whole or in part, to its Affiliate; provided, however, that BCI shall remain liable and responsible to Alopexx for the performance and observance of all such duties and obligations by its Affiliate. Without limiting the generality of the foregoing, with the prior written consent of the other Party, not to be unreasonably conditioned, delayed, or withheld, either Party may also assign this Agreement in whole, but not in part, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates, or shares representing a majority of its common stock voting rights or to any successor company resulting from any merger, consolidation, share exchange, or other similar transaction. Any permitted assignment to a third party shall be for the whole (and not part) of this Agreement.

Page 39	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

14.12      Further Assurances and Actions. Each Party, upon the request of the other Party, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, or delivered, all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

14.13      Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement, the transactions contemplated hereby (including the Development Supply Agreement) and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

14.14      Interpretation. Except where the context expressly requires otherwise: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (b) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; (d) countries shall include territories; (e) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (f) the use of any gender in this Agreement will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (g) any reference in this Agreement to any Person will be construed to include the Person’s successors and assigns; (h) the words “herein”, “hereof” and “hereunder,” and words of similar import, if any, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (i) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (j) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); and (k) the term “or” will be interpreted in the inclusive sense (and/or) commonly associated with the term “or.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words “agrees to”, “will” and “shall” are used in a mandatory, not a permissive, sense. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any Applicable Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Page 40	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL

14.15      Counterparts. This Agreement may be executed and delivered in counterparts and delivered via facsimile, emailed portable document format (PDF), or other electronic means, each of which will be deemed to be an original, and all of which taken together, will constitute one (1) agreement binding on both Parties.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and deliver this Agreement as of the Effective Date.

ALOPEXX, INC.

By:	/s/ Daniel R. Vlock, MD
Name:	Daniel R. Vlock, MD
Title:	CEO
Date:	05-Sept-2024

BIOTECH CONSORTIA, INC.

By:	/s/ Aria K. Bhooma
Name:	Aria K. Bhooma
Title:	Authorized Signatory
Date:	09/05/202

Page 41	COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL